Exhibit 99.1 - Press Release, dated October 6, 2005, concerning the non-binding Letter of Intent between TPFS and Command Staffing.

Contact:
Temporary Financial Services, Inc.
John Coghlan
509-340-0273

Command Staffing LLC
Glenn Welstad
480-609-1250

                                                           FOR IMMEDIATE RELEASE
                                                                 October 6, 2005

        ORIGINAL FOUNDERS OF LABOR READY, INC. (LRW) ANNOUNCE NEW COMPANY

            TEMPORARY FINANCIAL SERVICES, INC. SIGNS LETTER OF INTENT

Spokane, Wa. - Temporary Financial Services, Inc. (OTCBB: TPFS) announced today it has entered into a non-binding letter of intent to acquire the assets of Command Staffing LLC ("Command Staffing"). Command Staffing is an emerging provider of temporary labor with 62 franchised locations in eighteen states and the District of Columbia. Corporate infrastructure, software, and operations personnel are already in place at Command Staffing. Doing business as Command Center, the combined company plans to aggressively expand its national footprint following completion of the acquisition.

As outlined in the letter of intent, TFS will issue up to 19,897,932 shares of common stock to acquire the operations of the franchise company, the software company, and the operations of approximately 62 franchised locations. The acquisitions will be accomplished in stages as financial audits and other due diligence investigations are completed on the various operating entities involved. The acquisition of the operations of the franchise company and the software company are expected to be closed sometime in late October or early November. Following completion of the acquisitions, TFS will have 23,409,332 shares issued and outstanding if all shares are issued.

Command Staffing is controlled by Mr. Glenn Welstad, and TFS is controlled by Mr. John Coghlan. Both Welstad and Coghlan are original founders and former executive officers of Labor Ready, Inc. Labor Ready, Inc. grew rapidly in the late 1990s to become "the nation's leading provider of temporary manual labor to the light industrial and small business markets." Following completion of the acquisitions, Command Center intends to aggressively compete in the temporary labor space market.

TPFS has operated as a financial services company since its inception in 2000. The Board of Directors has determined that the Command Staffing transaction provides a better opportunity for the TPFS shareholders in the current economic climate. In connection with the pending acquisition with Command Staffing, TPFS will convert its remaining financial services assets to cash.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward looking terminology such as "may", "will", "intend", "expect", "anticipate", "estimate", or "continue", or the negatives thereof or comparable terminology. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including, but not limited to, economic conditions, product demand, competitive products and pricing, and/or state and federal regulations. Additional information about our business may be found in our Form 10-KSB filed for the year ended December 31, 2004, and in other documents filed with the Securities and Exchange Commission.

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